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                                                                   EXHIBIT 10.48



                        SEPARATION AGREEMENT AND RELEASE


         Separation Agreement and Release, made this day of December, 2000 (this "Agreement"), by and between Credit Store, Inc., a Delaware corporation (the "Company"), and Martin J. Burke (the "Employee").

                                    RECITALS

         WHEREAS, pursuant to an Employment Agreement dated as of March 27, 1997 (the "Employment Agreement"), by and between the Employee and the Company, Employee has served as Chief Executive Officer and Chairman of the Board of Directors of the Company;

         WHEREAS, the Audit Committee of the Board of Directors (the "Audit Committee") is engaged in an inquiry (the "Audit Committee Inquiry") with the advice and assistance of its counsel (the "Audit Committee Counsel") into certain financial matters and questions concerning or relating to Employee;

         WHEREAS, Employee has said that he will cooperate with the Audit Committee and its counsel with respect to the Audit Committee Inquiry and provide such documents, information, verification, and other information as the Audit Committee or Audit Committee Counsel may reasonably require;

         WHEREAS, Employee resigned as a director, officer and employee of the Company on September 21, 2000 (the "Termination Date"); and

         WHEREAS, the Company and Employee have agreed that it is in their respective best interests to provide for the parties' rights and obligations with respect to each other with respect to the separation.

         NOW, THEREFORE, in consideration of these premises and the mutual agreement of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

          1. Definitions. For the purposes of this Agreement the following terms have the meanings set forth below:

                    1.1 "Consultant" means each individual corporation, partnership, limited liability company and other entity that, as an independent contractor, was paid compensation for advice or other services (except legal and accounting services) rendered, or contracted to be rendered, to the Company at any time during the three year period ended September 31, 2000.



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                    1.2   "Employee Business Expenses" means all sums paid by
               the Company or reimbursed to Employee for expenses of Employee during the period of his employment (including all sums charged to the Company on Employee's corporate credit card).

                    1.3 "Employee Personal Credit Card Indebtedness" means $504,801.30 ($525,025.51 reduced by $20,224.21, Employee's net bonus for fiscal 2000) , plus interest accrued after 12/11/00, being Employee's indebtedness to the Company on his personal Master Card credit card, card number 5413 439 100 900059.

                    1.4 "Employee Legal Fee Advance" means $25,000, being the amount to be paid and advanced on Employee's behalf to Swidler Berlin Shereff Friedman, LLP on account of legal fees for services provided to Employee in connection with the Audit Committee Inquiry and the preparation of this Agreement.

                    1.5 "Employee Personal Indebtedness" means the sum of Employee Personal Credit Card Indebtedness, Employee Taxes and Employee Legal Fee Advance.

                    1.6 "Employee Severance Payments" means all payments payable to Employee under Sections 6.1 and 6.2 hereof.

                    1.7 "Relevant Expenditures" means all Employee Business Expenses, Third Party Benefits and all other benefits provided to Employee and payments made to or for the account of Employee which were not reported and treated as taxable income to Employee for the year so provided or paid to Employee.

                    1.8 "Employee Taxes" means all income taxes, interest and penalties on any and all Relevant Expenditures which any taxing authority determines or deems to be compensation.

                    1.9 "Third Party Benefits" means all payments, expense reimbursements and other benefits received by Employee during the period of his employment with the Company from any Consultant.

          2.   Termination Benefits.   In lieu of any and all compensation and
     benefits to be received under the Employment Agreement, or otherwise, from and after the Termination Date Employee is entitled to the compensation and benefits expressly set forth in this Agreement, and no other.

          3.   Employee Representations.   Employee makes the representations to
     the Company as set forth below.

                    3.1 All Employee Business Expenses were proper business expenses, necessarily and reasonably incurred by Employee in furtherance of his duties for the Company.


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                    3.2   Employee received no Third Party Benefits that were
               for, or in consideration of, or dependant upon, (i) any contract agreement or arrangement between a Consultant and the Company, or
               (ii) any payment or other benefit or consideration received by a Consultant from the Company.

          4.   Certain Covenants.   Employee covenants and agrees to the matters
     set forth below.

                    4.1 Employee will cooperate with the Audit Committee and Audit Committee Counsel with respect to the Audit Committee Inquiry. Without limiting the forgoing, Employee will (i) appear before the Audit Committee and its counsel at reasonable times and on reasonable notice, (ii) provide any and all documentation in his possession or under his control or reasonably obtainable by him and information and explanations reasonably requested of Employee with respect to or bearing on Employee Business Expenses, Third Party Benefits, if any, and representations of Employee under section 3 hereof, and

                    4.2 Employee will use his reasonable commercial efforts to cause or encourage consultants to cooperate with the Audit Committee and Audit Committee Counsel with respect to the Audit Committee Inquiry.

          5.   Termination of Rights.   Employee's rights and benefits under
     sections 6 and 8.2 hereof shall terminate forthwith if Employee shall be in material breach of his covenants under section 4 hereof.

          6.   Payments and Other Consideration to Employee.   In consideration
     of the agreements contained herein, the Company shall provide to Employee the benefits set forth below.

                    6.1 Severance payments through March 26, 2002. Commencing on September 29, 2000, and continuing through March 26, 2002, the Company shall pay Employee $2,500 every other week of each month.

                    6.2 Bonus Payments. Within the thirty (30) day period immediately following the Company's receipt of its certified financial statements (the "Financial Statements") for each of the fiscal years ended May 31, 2001 and May 31, 2002, the Company shall pay Employee a lump sum cash bonus (the "Bonus"), in an amount equal to one and one-half percent (1 1/2%) of the Company's annual pre-tax net earnings as reflected in the applicable Financial Statements. The Employee acknowledges that the Bonus otherwise payable with respect to the fiscal year ended May 31, 2002 shall be prorated, and accordingly in lieu of such Bonus Employee shall be entitled to receive a lump sum cash bonus in amount equal to the product of 10 times the Bonus, divided by 12.

                    6.3 Options. The parties agree that the Employee shall retain options to purchase1,000,000 shares of the Company's common stock, par value $.001 per share, exercisable at a price of $2.00 per share (the "Employee Options"), as set forth in the Non-Qualified Stock Option Agreement, dated as of December 15, 1997, between the Company and Employee (the "Option Agreement"). The parties acknowledge that, pursuant to the Option Agreement, all of the Employee


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               Options are vested as of the date hereof and may be exercised at any time until and including December 15, 2002.

                    6.4 Non-qualified Deferred Compensation. Employee shall be entitled to continue to participate in the Company's 401-K Plan through and until December 31, 2000. However, no further contributions into the plan shall be made either by the Company or the Employee. The Employee may withdraw money from his account under the plan in accordance with the terms of the plan and shall withdraw all amounts no later than March 26, 2002.

                    6.5 Health Insurance. At a cost to the Company of not in excess of $12,000 per year, the Company shall provide the Employee with health insurance for himself comparable to that which is provided to senior executives of the Company from the Termination Date through March 26, 2002. The Employee shall be responsible to contribute for such insurance, payment in an amount equal to that paid by other senior executives of the Company for such comparable coverage. If applicable and to the extent permitted by law, after March 26, 2002, the Employee may continue his health insurance as provided by COBRA, at his expense.

                    6.6 Employee Legal Fee Advances. Upon the execution of this Agreement, the Employee Legal Fee Advance shall be paid by the Company.

          7.   Certain Obligations.   Employee covenants and agrees to each of
     the matters set forth below.

                    7.1 Employee Personal Indebtedness and Security Agreement. Employee will pay and discharge in full and in a timely manner all Employee Personal Indebtedness. The sum of the Employee Personal Credit Card Indebtedness and Employee Legal Fee Advance (aggregating to $529,801.30) shall be evidenced by and paid in accordance with Employee's promissory note, being executed and delivered simultaneously herewith (the "Employee Note"). The Employee Note will bear interest at the rate of 8% per annum, payable monthly, and will mature on December 1, 2002.

                    7.2 Security Agreement. To insure payment of the Employee Note and the indebtedness evidenced thereby, simultaneously herewith, Employee will sign a security agreement, in form approved by the Company (the "Security Agreement"), granting a security interest to the Company in the Employee Severance Payments and Employee Options and any shares or proceeds received upon the exercise of the Employee Options (the "Collateral"). For the purpose of filing the Security Agreement, Employee represents that he resides at 9258 Nightingale Avenue, Los Angeles, California 90069 . Employee will inform the Company in writing within five business days of any change in his residence. Employee represents and warrants that prior to the date hereof he has not sold, assigned or in any way transferred the Collateral to an unaffiliated third party. Upon request of the Company, at any time and from time to time, Employee will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be necessary to better grant or perfect in the Company a security interest in the Collateral.


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                    7.3   Right of Set-Off. While the Employee Note remains
               outstanding and unsatisfied or there shall be outstanding and unsatisfied any Employee Taxes all Employee Severance Payments shall be applied, directly, to the payment thereof. Without the Company's consent, Employee may not sell, transfer or exercise the Employee Options while there shall be and remain outstanding any Employee Personal Indebtedness (and the Company shall not be required to recognize or implement any such transfer or exercise, whether voluntary or involuntary). Notwithstanding the foregoing, the Company will not unreasonably withhold its consent to a proposed sale and transfer of the Employee Options to an unaffiliated third party in an arms-length transaction if all or substantially all of the proceeds of such transaction are paid over to the Company on account of the Employee Note.

                    7.4 Employee Taxes. Employee (i) promptly shall pay all "Employee Taxes", (ii) promptly shall file any required tax returns with respect thereto, and (iii) shall, and does hereby, indemnify the Company from and against any cost or expense for Employee Taxes, or arising in connection therewith.

                    7.5 Company Property. Employee will return to the Company all Company property in his use or possession including, but not limited to, computer equipment, Company credit cards, and any documents generated, owned or containing information obtained in any form from the Company.

          8.   Releases.

                    8.1 By Employee. Subject to Employee's rights to indemnification under the Company's Charter, By Laws and applicable law and to the Company's covenants, agreements and obligations herein contained or provided, Employee, on behalf of himself and others claiming by, through, or under him, hereby voluntarily and knowingly, fully and forever, releases, discharges, acquits and relinquishes the Company and its affiliates and subsidiaries, and its present and former officers, directors, employees, agents, representatives, stockholders, partners and members, both individually and in their official capacities with the Company and its subsidiaries and affiliates (the "Company Released Parties") from any and all charges, claims, actions, lawsuits, promises, agreements, judgments, liabilities, demands, causes of action, and/or damages, of whatever kind or character, whether known or unknown, suspected or unsuspected, pending or threatened, which are related to any matter, fact or event that has occurred at any time prior to the date of this Agreement which the Employee may now have or hereafter can or may have against the Company Released Parties. The Employee is aware that he is releasing claims as to which he may be currently unaware and only may come to learn, but is nevertheless willing to enter this release.

                    8.2 By Company. In reliance upon Employee's representations under section 3 hereof and subject to Employee's covenants, agreements and obligations herein contained or provided, the Company Released Parties, on behalf of themselves and others claiming by, through, or under them, hereby voluntarily and knowingly, fully and forever, release, discharge, acquit and relinquish Employee and the Employee's respective legal counsel, heirs, successors,



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               agents and assigns, from any and all charges, claims, actions, lawsuits, promises, agreements, judgments, liabilities, demands, causes of action, and/or damages, of whatever kind or character, currently known to the Audit Committee of the Company's Board of Directors (including the matters covered by Employee's representations herein if such representations are not untrue in any material respect), which are related to any matter, fact or event that has occurred at any time prior to the date of this Agreement which the Company Released Parties may now have or hereafter can or may have against Employee.

          9.   Obligation With Respect to Taxes.   The Company shall have the
     right to deduct from payments made and benefits provided under this Agreement all withholding taxes as required by law. Employee agrees to pay all taxes that are required by law to be paid (in excess of amounts withheld) with respect to amounts and benefits he receives under this Agreement. In addition to his obligations under Section 7.4 hereof, Employee further expressly agrees to pay all taxes not previously paid, if any, (and interest and penalties, if applicable) on all sums and benefits heretofore paid or provided to him by the Company during the course of his employment and Employee does hereby indemnify the Company against any cost, expense or liability with respect thereto.

          10.   Further Assurances.   The parties hereto agree to execute and
     deliver any and all other documents, releases or claims, instruments, agreements and other writings that may be reasonably requested to effectuate the Agreement and the undertakings herein contained.

          11.   Notices.   Any notice, request, demand or other communication
     required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                  To the Company:

                           Credit Store, Inc.
                           3401 North Louise Avenue
                           Sioux Falls, South Dakota 57107
                           Attention:   President

                  To Employee:

                           Martin J. Burke
                           9258 Nightingale Avenue
                           Los Angeles, California 90069



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                  with a copy to:

                           Swidler Berlin Shereff Friedman, LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, New York 10174
                           Attention: Martin Nussbaum, Esq.

     Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

          12.   Knowledge and Consent of the Parties.   The parties hereby
     mutually warrant and represent that they have read and understand this Agreement and that this Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party hereto. The parties hereby acknowledge that they have been represented in negotiations and for the preparation of this Agreement by counsel of their own choice, that they have read this Agreement, and that they are fully aware of the contents of this Agreement and of the legal effect of each and every provision hereof. It is acknowledged and agreed by each party to this Agreement that each party has participated in the drafting of this Agreement and that any claimed ambiguity should not be construed for or against any such party on account of such drafting.

          13.   Legal Construction.   If any provision contained in this
     Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be modified to the extent necessary to permit it to be enforceable, and the remaining provisions of this Agreement will continue to be in force.

          14.   Entire Agreement/Binding Effect.   Except as otherwise
     specifically amended, modified, or superseded by provisions in this Agreement, the Option Agreement shall remain in full force and effect. Any other prior oral or written agreements between the Employee and the Company are hereby terminated and shall have no further force and effect. This Agreement is binding upon the heirs and personal representatives of the Employee, and upon the successors and assigns of the Company.

          15.   Amendments; Waiver.   The terms of this Agreement may be
     changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

          16.   Governing Law; Jurisdiction.   This Agreement shall be governed
     and construed in accordance with the internal laws of the State of New York. The parties hereto agree to submit to


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     jurisdiction in the State of New York and agree not to contest the sole jurisdiction of said courts over interpretation and enforcement of this Agreement as well as the applicability of New York law.

          17.   Fees and Expenses.   Except as expressly provided herein, if
     either party institutes any action or proceeding to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provision hereof, or for any other arbitral or judicial remedy, each party shall be responsible for its own costs and expenses incurred thereby, including but not limited to, attorneys' fees and disbursements.

          18.   Headings.   The section headings contained in this Agreement are
     for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

          19.   Counterparts.   This Agreement may be executed in two or more
     counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release on the _____ day of December, 2000, as of the date first written above.

                                       CREDIT STORE, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       EMPLOYEE



                                       -----------------------------------------
                                       Martin J. Burke




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